Exhibit 99.1

News Release	Corporate Communications 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209	Phone: 703-412-3231 Fax: 703-412-3220

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Steve Wold
Phone: 703-412-3231	Phone: 952-351-3056
E-mail: amanda.covington@atk.com	E-mail: steve.wold@atk.com

ATK Reports First-Quarter Operating Results

ATK Receives Strong Orders Volume in the First Quarter

ATK Reduces Debt to Strengthen Balance Sheet

ATK Increases Full-Year FY13 Sales, EPS and Free Cash Flow Guidance

Arlington, Va., Aug. 9, 2012 — ATK (NYSE: ATK) today reported operating results for the first quarter of its Fiscal Year 2013, which ended on July 1, 2012.  Orders were $1.1 billion, representing a book-to-bill ratio of approximately 1:1, driven by strong orders in the Defense and Sporting Groups. First quarter sales were flat year over year at $1.1 billion, reflecting increased sales in the Sporting and Defense Groups, partially offset by a decrease in the Aerospace Group, consistent with ATK’s expectations. Margins in the first quarter were also flat with the prior-year quarter at 12.1 percent. Margins were impacted by higher profit rates, which included a gain on the sale of residual assets as ATK completed contracts in the Defense Group, offset by lower margins in the Sporting and Aerospace Groups and an increase in pension expense. Net income for the quarter was down 1 percent to $71, million compared to $72 million in the prior-year quarter, due to a higher tax rate, partially offset by lower interest expense. Fully-diluted earnings per share were $2.16, compared to $2.13 in the prior-year period.

“ATK recorded a solid quarter with strong program execution and orders flow and increased ammunition sales volume,” said Mark DeYoung, President and Chief Executive Officer.  “As we look forward across the ATK portfolio, we remain focused on maintaining a sound backlog and delivering quality products that exceed customer expectations. We continue to look for opportunities for growth, margin improvement and cost reductions necessary to succeed in a challenging marketplace.”

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the first quarter of the fiscal year, which ended July 1, 2012 (in thousands).

Sales:

	Quarters Ended
	July 1, 2012	July 3, 2011	$ Change	% Change

Aerospace Group	$294,656	$353,647	$(58,991)	(16.7)%
Defense Group	514,479	492,349	22,130	4.5%
Sporting Group	273,166	229,259	43,907	19.2%
Total sales	$1,082,301	$1,075,255	$7,046	0.7%

Income before Interest, Income Taxes, and Noncontrolling Interest (Operating Profit):

.	Quarters Ended
	July 1, 2012	July 3, 2011	$ Change	% Change

Aerospace Group	$34,950	$42,546	$(7,596)	(17.9)%
Defense Group	91,361	61,784	29,577	47.9%
Sporting Group	20,794	29,320	(8,526)	(29.1)%
Corporate	(16,417)	(3,110)	(13,307)	(427.9)%
Total operating profit	$130,688	$130,540	$148	0.1%

SEGMENT RESULTS

ATK operates in a three business group structure: the Aerospace Group, the Defense Group and the Sporting Group.

AEROSPACE GROUP

First quarter sales fell 17 percent to $295 million, compared to $354 million in the prior-year period. The decrease primarily reflects lower NASA revenue in the space systems operations division and lower revenue in commercial aerospace structures.

Operating profit in the quarter decreased 18 percent to $35 million, compared to $43 million in the prior-year quarter. The decrease reflects lower sales as noted above and the absence of a gain from the sale of a non-essential parcel of land to the State of Utah, recorded in the prior year. The decrease was partially offset by increased profit within the space structures and components division.

DEFENSE GROUP

Sales in the first quarter increased by 5 percent to $514 million compared to $492 million in the prior-year quarter. The increase was driven primarily by higher volume and updated sales and profit rates as ATK completed contracts at the Radford Army Ammunition Plant (RFAAP).

Operating profit for the quarter increased 48 percent to $91 million, compared to $62 million in the prior-year quarter, resulting from higher sales and updated profit rates, primarily driven by a gain on the sale of residual assets and improved performance as the Company completed contracts at the RFAAP.

SPORTING GROUP

First quarter sales increased by 19 percent to $273 million, compared to $229 million in the prior-year quarter. The increase in sales was primarily driven by higher volume in both the ammunition and accessories divisions.

Operating profit in the first quarter decreased by 29 percent to $21 million, compared to $29 million in the prior-year quarter, primarily reflecting a continued shift in demand toward lower-margin ammunition and costs associated with the closeout of certain facilities, partially offset by higher sales volume.

CORPORATE AND OTHER

In the first quarter, corporate and other expenses totaled $16 million, compared to expenses of $3 million in the prior-year quarter, primarily reflecting increased pension expense. The tax rate for the quarter was 36.1 percent compared to 31.2 percent in the prior-year quarter, reflecting the absence of a benefit from a state tax law change in the prior year and the absence of the Federal Research and Development (R&D) tax credit, which expired on December 31, 2011.  Interest expense was $19.7 million compared to $26.3 million in the prior-year quarter, which reflects reduced rates and debt levels year over year.  Free cash flow use was $320 million in the first quarter, up $127 million from the prior-year quarter (see reconciliation table for details). The higher use reflects pension contributions of approximately $140 million, compared to $62 million in the prior-year quarter, and a payment of approximately $25 million related to a legal settlement accrued in the prior year. During the quarter, the company repurchased $25 million of common stock.

In early August, ATK exercised its right to call its $400 million, 6.75% notes maturing in 2016 (the “6.75% Notes”). Calling those notes will result in debt extinguishment charges of approximately $12 million, to be reflected in ATK’s results for the second quarter ending September 30, 2012. In conjunction with the above, it is ATK’s intention to partially finance the call by increasing its Senior Secured Term Loan A borrowings by $200 million. The balance of the redemption will be paid from available cash and/or ATK’s existing credit facility. This action will further improve ATK’s balance sheet and increase earnings per share by reducing interest expense.

OUTLOOK

Based on first quarter results and a lower-than-expected full-year tax rate, ATK is raising its full-year FY13 sales guidance to $4.05 to $4.15 billion, up from previous guidance of $4.0 to $4.1 billion; full-year FY13 EPS guidance to $7.00 to $7.30, up from previous guidance of $6.25 to $6.55; and full-year FY13 free cash flow guidance in the range of $140 to $165 million, up from $125 to $150 million (see reconciliation table for details).

ATK expects FY13 pension expense of approximately $168 million. The effective tax rate for the year is now expected to be approximately 32 percent, down from previous expectations of approximately 34.5 percent. The lower tax rate, which anticipates the retroactive extension of the Federal R&D tax credit, is the result of favorable resolution of uncertain tax positions.

Reconciliation of Non-GAAP Financial Measures

Free Cash Flow

Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures. ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, cash dividends, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. ATK management uses free cash flow internally to assess both business performance and overall liquidity.

	Quarter Ended July 1, 2012	Projected Year Ending March 31, 2013

Cash used for/provided by operating activities	$(296,048)	$240,000–$265,000
Capital expenditures	(23,884)	~(100,000)
Free cash flow	$(319,932)	$140,000–$165,000

ATK is an aerospace, defense, and commercial products company with operations in 21 states, Puerto Rico, and internationally.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: assumptions related to the profitability of current commercial aerospace structures programs; uncertainties related to the development of NASA’s new Space Launch System; demand for commercial and military ammunition; changes in governmental spending, budgetary policies, including the impacts of potential sequestration under the Budget Control Act of 2011, and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; risks associated with the diversification into new markets; assumptions regarding the company’s long-term growth strategy; assumptions regarding the growth opportunities in international and commercial markets; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company’s shares outstanding; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, dividend payments, share repurchases, pension funding, mergers and acquisitions — including the related costs and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(preliminary and unaudited)

	QUARTERS ENDED
(Amounts in thousands except per share data)	July 1, 2012	July 3, 2011

Sales	$1,082,301	$1,075,255
Cost of sales	832,679	830,031
Gross profit	249,622	245,224
Operating expenses:
Research and development	14,008	12,202
Selling	40,527	39,426
General and administrative	64,399	63,056
Income before interest, income taxes, and noncontrolling interest	130,688	130,540
Interest expense	(19,815)	(26,452)
Interest income	65	152
Income before income taxes and noncontrolling interest	110,938	104,240
Income tax provision	39,997	32,546
Net income	70,941	71,694
Less net income attributable to noncontrolling interest	112	176
Net income attributable to Alliant Techsystems Inc.	$70,829	$71,518

Alliant Techsystems Inc.’s earnings per common share:
Basic	$2.17	$2.15
Diluted	$2.16	$2.13
Cash dividends paid per share	$0.20	$0.20
Alliant Techsystems Inc.’s weighted-average number of common shares outstanding:
Basic	32,632	33,302
Diluted	32,741	33,578

Net income (from above)	70,941	71,694
Other comprehensive income net of tax:
Pension and other postretirement benefit liabilities, net of income taxes of $(12,204) and $(8,724), respectively	19,465	13,812
Change in fair value of derivatives, net of income taxes of $2,818, and $5,234 respectively	(4,408)	(8,186)
Change in fair value of available-for-sale securities, net of income taxes of $57 and $(55) respectively	(90)	86
Total other comprehensive income	$14,967	$5,712

Comprehensive income	85,908	77,406
Less comprehensive income attributable to noncontrolling interest	112	176
Comprehensive income attributable to Alliant Techsystems Inc.	$85,796	$77,230

ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(preliminary and unaudited)

(Amounts in thousands except share data)	July 1, 2012	March 31, 2012
Assets
Current assets:
Cash and cash equivalents	$212,356	$568,813
Net receivables	1,151,814	1,029,155
Net inventories	277,563	258,495
Deferred income tax assets	101,717	101,720
Other current assets	51,062	51,512
Total current assets	1,794,512	2,009,695
Net property, plant, and equipment	589,522	604,498
Goodwill	1,251,536	1,251,536
Noncurrent deferred income tax assets	125,391	134,719
Deferred charges and other non-current assets	552,454	541,298
Total assets	$4,313,415	$4,541,746
Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$35,000	$30,000
Accounts payable	204,088	333,980
Contract advances and allowances	119,041	119,824
Accrued compensation	100,801	121,901
Accrued income taxes	29,207	6,433
Other accrued liabilities	274,267	307,642
Total current liabilities	762,404	919,780
Long-term debt	1,263,681	1,272,002
Postretirement and postemployment benefits liabilities	109,094	111,392
Accrued pension liability	744,388	878,819
Other long-term liabilities	138,233	123,002
Total liabilities	3,017,800	3,304,995
Commitments and contingencies
Common stock - $.01 par value:
Authorized - 180,000,000 shares
Issued and outstanding - 32,654,725 shares at July 1, 2012 and 33,142,408 at March 31, 2012	327	332
Additional paid-in-capital	542,530	537,921
Retained earnings	2,306,010	2,241,711
Accumulated other comprehensive loss	(895,631)	(910,598)
Common stock in treasury, at cost - 8,900,724 shares held at July 1, 2012 and 8,413,041 at March 31, 2012	(667,689)	(642,571)
Total Alliant Techsystems Inc. stockholders’ equity	1,285,547	1,226,795
Noncontrolling interest	10,068	9,956
Total equity	1,295,615	1,236,751
Total liabilities and equity	$4,313,415	$4,541,746

ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(preliminary and unaudited)

	QUARTERS ENDED
(Amounts in thousands)	July 1, 2012	July 3, 2011
Operating activities
Net income	$70,941	$71,694
Adjustments to net income to arrive at cash used for operating activities:
Depreciation	26,383	23,474
Amortization of intangible assets	2,983	2,784
Amortization of debt discount	1,679	4,999
Amortization of deferred financing costs	1,011	1,432
Deferred income taxes	3	(3,942)
Loss (gain) on disposal of property	140	(5,215)
Share-based plans expense	3,222	3,344
Excess tax benefits from share-based plans	—	(23)
Changes in assets and liabilities:
Net receivables	(137,889)	(100,701)
Net inventories	(19,068)	(73,331)
Accounts payable	(117,570)	(59,829)
Contract advances and allowances	(783)	(12,768)
Accrued compensation	(22,291)	(29,182)
Accrued income taxes	38,684	35,659
Pension and other postretirement benefits	(105,060)	(32,612)
Other assets and liabilities	(38,433)	22,738
Cash used for operating activities	(296,048)	(151,479)

Investing activities
Capital expenditures	(23,884)	(41,564)
Proceeds from the disposition of property, plant, and equipment	2	6,364
Cash used for investing activities	(23,882)	(35,200)

Financing activities
Payments made on bank debt	(5,000)	(5,000)
Payments made to extinguish debt	—	(50,427)
Purchase of treasury shares	(24,997)	(49,991)
Dividends paid	(6,530)	(6,737)
Proceeds from employee stock compensation plans	—	2,522
Excess tax benefits from share-based plans	—	23
Cash used for financing activities	(36,527)	(109,610)
Decrease in cash and cash equivalents	(356,457)	(296,289)
Cash and cash equivalents - beginning of period	568,813	702,274
Cash and cash equivalents - end of period	$212,356	$405,985